Exhibit (h)(8)

Schedule A

As Amended on May 1, 2009

To Administration Agreement Dated as of September 9, 1996

By and Between

The Universal Institutional Funds, Inc. and Morgan Stanley Investment Management Inc.

Universal Institutional Fund, Inc.

Capital Growth Portfolio

Core Plus Fixed Income Portfolio

Emerging Markets Debt Portfolio

Emerging Markets Equity Portfolio

Equity and Income Portfolio

Global Franchise Portfolio

Global Real Estate Portfolio

Global Value Equity Portfolio

High Yield Portfolio

International Growth Equity

International Magnum Portfolio

Mid Cap Growth Portfolio

Small Company Growth Portfolio

U.S. Mid Cap Value Portfolio

U.S. Real Estate Portfolio

Value Portfolio